KPMG LLP
Chartered Accountants
Suite 2000
160 Elgin Street
Ottawa, ON K2P 2P8
Canada

Telephone (613) 212-KPMG (5764)
Fax (613) 212-2896
Internet www.kpmg.ca

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Blink Logic Inc. and, under the date of April 13, 2009, we reported on the consolidated financial statements of Blink Logic Inc. as of and for the years ended December 31, 2008 and 2007. On April 29, 2009, we declined to stand for reelection. We have read Blink Logic's statements included under Item 4.01 of its Form 8-K/A dated May 22, 2009, and we agree with such statements.

Very truly yours,

KPMG LLP

Chartered Accountants, Licensed Public Accountants

Ottawa, Canada
May 22, 2009